Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) dated as of June 8, 2017, is made by and between Beasley Broadcast Group, Inc., a Delaware limited liability company (together with any successor thereto, the “Company”) and Brian E. Beasley (the “Executive”).

WHEREAS, the Company and the Executive have entered into an Executive Employment Agreement, dated May 13, 2005 (as amended, the “Prior Employment Agreement”) and the Executive has been and is now employed by the Company;

WHEREAS, the Company desires to continue to assure itself of the services of the Executive and to continue to employ the Executive, and the Executive desires to continue to commit herself to serve the Company and to continue to be employed by the Company, on the terms herein provided; and

WHEREAS, the Company and the Executive desire to terminate the Prior Employment Agreement and replace and supersede the Prior Employment Agreement in its entirety with this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.	Certain Definitions.

(a) “Annual Base Salary” shall have the meaning set forth in Section 4.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Cause” for the Company to terminate the Executive’s employment hereunder shall exist upon the Executive’s:

(i), fraud, theft, embezzlement, proven gross negligence in connection with Executive performing his duties and responsibilities hereunder.

(ii) conviction of a felony or a crime involving moral turpitude; or

(iii) breach of any material provision of this Agreement, including without limitation, Section 7 and Section 8, after notice given to Executive within ninety (90) days of Company first having direct knowledge of the occurrence of such material breach by Executive, and, to the extent curable, thirty (30) days opportunity for cure.

(d) “Change in Control” shall mean any transaction or series of related transactions the consummation of which results in Executive (or Executive’s Immediate Family) holding or having a beneficial interest in shares of the Company’s capital stock having less than fifty percent (50%) of the voting power of the Company’s outstanding capital stock; provided that any such transaction is a bona fide transaction between the Company and a third party (or parties) unrelated to the Executive, as determined by the Board in good faith. For purposes of this Agreement, “Immediate Family” shall mean any person, trust, or estate who qualifies as a “Permitted Class B Transferee” as set forth in the Company’s Articles of Incorporation.

(e) “Company” shall have the meaning set forth in the preamble hereto.

(f) “Compensation Committee” means the compensation committee of the Board.

(g) “Contract Year” shall mean each twelve month period beginning on the Effective Date or an annual anniversary thereof.

(h) “Date of Termination” shall mean if the Executive’s employment is terminated (i) due to his death, the date of death as set forth in Section 5(a)(i); (ii) due to his Disability as set forth in Section 5(a)(ii), 30 days after receipt of the written notice as set forth in Section 5(b), (iii) pursuant to Section 5(a)(iii), or Section 5(a)(iv), the date of termination set forth in the written notice as set forth in Section 5(b), subject to the notice and cure provision set forth in Section 1(c)(iii), if applicable, (iv) pursuant to Section 5(a)(v), the date of termination set forth in the written notice as set forth in Section 5(b), subject to the applicable notice and cure period set forth in Section 1(l) and (v) pursuant to Section 5(a)(vi), 90 days after receipt of the written notice set forth in Section 5(b).

(i) “Disability” shall mean the absence of the Executive from the Executive’s duties to the Company on a full-time basis for a period of 180 consecutive days as a result of incapacity due to mental or physical illness.

(j) “Effective Date” of this Agreement shall mean January 1, 2017.

(k) “Executive” shall have the meaning set forth in the preamble hereto.

(l) “Good Reason” shall mean the occurrence of any of the following events without the prior written consent of the Executive, provided that the Executive provides written notice to the Company of the occurrence of such event within ninety (90) days after Executive first has direct knowledge of the event, which written notice shall include a description of the existence of the condition underlying such event, and the Company does not remedy such event within thirty (30) days of receipt of such written notice from the Executive:

(i) Company fails to make payment or provide benefit(s) to the Executive hereunder;

(ii) a material diminution in the Executive’s Annual Base Salary;

(iii) a material diminution in the Executive’s authority, duties or responsibilities;

(iv) a material diminution in the budget over which the Executive retains authority;

(v) a material change in the geographic location at which the Executive must perform services under this Agreement; or

(vi) any other action or inaction that constitutes a material breach by the Company of this Agreement.

(vii) a Change of Control.

(m) “Notice of Termination” shall have the meaning set forth in Section 5(b).

(n) “Restricted Stock Unit” shall have the meaning set forth in the Beasley Broadcast Group Inc. 2007 Equity Incentive Award Plan.

(o) “Term” shall have the meaning set forth in Section 2(b).

2.	Employment.

(a) Initial Term. The Company shall continue to employ the Executive and the Executive shall continue in the employ of the Company, for the period set forth in this Section 2, in the position set forth in Section 3 and upon the other terms and conditions herein provided. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date of this Agreement and shall expire on the third anniversary thereof, unless earlier terminated as provided in Section 5.

(b) Extension. The employment term hereunder shall be extended for successive one-year periods (“Extension Terms” and, collectively with the Initial Term, the “Term”) upon the mutual agreement of the parties in writing.

3.	Position and Duties.

(a) Generally. The Executive shall serve as the Chief Operating Officer (“COO”) of the Company. Subject to reasonable modification from time to time by the Board or by the Chief Executive Officer, Executive shall report to the Chief Executive Officer and Executive shall be responsible for such duties normally associated with such position. Executive shall supervise, control and have responsibility for the daily operating activities of certain radio stations owned by the Company, as designated by the Chief Executive Officer, including without limitation supervision of station management, personnel matters, short- and long-term strategic decision making, station budgets, management of third party relationships, and disbursements. Executive will, on a full-time basis, apply all of his skill and experience to the performance of his duties in such employment and will not, without the prior consent of the Board, devote substantial amounts of time to outside business activities. Notwithstanding the foregoing, Executive may devote a reasonable amount of his time to civic, community, charitable or passive investment activities.

(b) Subsidiaries. If elected or appointed thereto, and only for the duration of such elected term or appointment, the Executive shall serve as a director of the Company and any of its subsidiaries and/or in one or more executive offices of any of such subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities as provided for in the Company By-laws or otherwise.

4.	Compensation and Related Matters.

(a) Annual Base Salary. During the first 12 months of the Initial Term, the Executive shall receive (i) a base salary (such base salary, as in effect from time to time, the “Base Rate of Pay”) at a rate of $550,000 per annum ; and (ii) an amount equal to the amount payable by the Executive for coverage under the benefit plans referred to in Section 4(d)(ii) (such amount the “Gross Up Amount”), provided that the Gross Up Amount is paid to the Executive no later than March 15th of the year following the calendar year in which it is earned; and (iii) an additional amount equal to taxes payable by the Executive as a result of the receipt by the Executive of the Gross Up Amount, provided that such additional amount is paid to the Executive no later than the end of the calendar year following the calendar year in which such taxes are paid by the Executive (the “Tax Reimbursement”) (such salary, collectively, the “Annual Base Salary”). After the first 12 months of the Initial Term, the Executive’s Annual Base Salary shall be (i) the Base Rate of Pay set forth above or a revised Base Rate of Pay determined by the Board of its authorized committee with a view toward consideration of merit increases, market rates of pay for similarly situated executives and such other factors that the Board or its authorized committee determines to be appropriate, (ii) the Gross Up Amount and (iii) the Tax Reimbursement. The Annual Base Salary shall be paid in arrears in substantially equal installments at monthly or more frequent intervals, in accordance with the normal payroll practices of the Company. The Annual Base Salary shall be effective retroactively to the Effective Date and the amounts that the Executive would have received under this Agreement had it been entered into on the Effective Date that are in excess of amounts received by the Executive since the Effective Date shall be paid to the Executive at the time of the first salary payment to the Executive after the date hereof.

(b) Bonus. Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) to be determined by the Compensation Committee of the Board and based on criteria as set forth in the “Performance Incentive Plan” dated January 1, 2012, or any successor Performance Incentive Plan approved by the Compensation Committee, such Annual Bonus to be established by the Compensation Committee in its sole discretion. The Annual Bonus shall be paid in no event later than March 15th of the calendar year following the calendar year in which such bonus is earned.

(c) Restricted Stock Units Grant. As soon as reasonably practicable following the date hereof, the Compensation Committee shall grant Executive 75,000 Restricted Stock Units. Provided that the Executive remains continuously employed by the Company from the date of grant through the applicable vesting date, one third of the Restricted Stock Units shall vest on the first anniversary of the Effective Date, one third of the Restricted Stock Units shall vest on the second anniversary of the Effective Date and one third of the Restricted Stock Units shall vest on the third anniversary of the Effective Date. The restricted stock units shall contain such other terms (consistent with the Company’s customary form of restricted stock unit agreement and not inconsistent with this Agreement) as the Compensation Committee determines.

(d) Benefits. (i) The Executive shall be eligible to participate in the Beasley Broadcast Group Inc. 2007 Equity Incentive Award Plan, as amended, and such other equity based or incentive compensation plans or programs as may be adopted by the Company from time to time (collectively, the “Equity Plan”) for its senior executives, at such level and in such amounts as may be determined by the Compensation Committee in its sole discretion, subject to the terms and conditions of the Equity Plan and any applicable award agreements. (ii) The Executive shall be entitled to participate in the other employee benefit plans, programs and arrangements of the Company in effect during the Term (including, without limitation, at the time of execution of this Agreement, health insurance, dental insurance, vision insurance, long-term disability coverage, short term disability, cellular phone reimbursement, and vacation for Executive and his eligible dependents) now (or, to the extent determined by the Compensation Committee, hereafter) in effect which are applicable to the senior officers of the Company (the “Eligible Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration thereof. The Executive agrees that nothing contained in this Agreement shall prevent the Company from terminating or modifying any such Eligible Benefit Plans in whole or in part at any time. In addition, the Executive shall receive a monthly car allowance of $1,000.

(e) Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company, in accordance with the Company’s documentation and other policies with respect thereto.

5.	Termination.

The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a) Circumstances.

(i) Death. The Executive’s employment hereunder shall terminate upon his death. In the event of the death of the Executive during the Term of this Agreement, Company shall pay to Executive or Executive’s widow, if surviving, otherwise to his estate or legal representative, the Executive’s prorated Annual Base Salary and all vested benefits referenced herein through the Date of Termination.

(ii) Disability. If the Company determines in good faith that the Executive has incurred a Disability, the Company shall give the Executive a minimum of thirty (30) days’ written notice of its intention to terminate the Executive’s employment after the 180 day period referenced in Section 1(i) (the “Disability Notice”). In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of the Disability Notice, provided that within the 30 days after such receipt, the Executive either has not returned to full-time performance of his duties or requested a return to performance of his duties with a reasonable accommodation for his disability. The Executive shall receive the prorated Annual Base Salary and all vested benefits referenced herein through the Date of Termination.

(iii) Termination for Cause. The Company may terminate the Executive’s employment hereunder for Cause. The Executive shall receive his prorated Annual Base Salary and all vested benefits referenced herein through the Date of Termination.

(iv) Termination without Cause. The Company may terminate the Executive’s employment without Cause. The Executive shall receive his prorated Annual Base Salary and all vested benefits referenced herein through the Date of Termination.

(v) Resignation for Good Reason. The Executive may terminate his employment for Good Reason. The Executive shall receive his prorated Annual Base Salary and all vested benefits referenced herein through the Date of Termination.

(vi) Resignation without Good Reason. The Executive may resign his employment without Good Reason upon 90 days written notice to the Company. The Executive shall receive his prorated Annual Base Salary and all vested benefits referenced herein through the Date of Termination.

(b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 5 (other than termination pursuant to Section 5(a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination (a “Notice of Termination”) which, except in the case of termination for Cause or resignation for Good Reason, shall be at least fourteen days following the date of such notice or thirty days if termination is pursuant to Section 5(a)(ii) and not more than forty-five days, except that in the case of a resignation without Good Reason shall be at least ninety (90) days following the date of such notice.

6.	Severance Payments.

(a) Entitlement to Severance Payments. Subject to Section 6(b), if the Executive’s employment terminates due to Executive’s death (pursuant to Section 5(a)(i)), pursuant to a termination without Cause (pursuant to Section 5(a)(iv)), due to Disability (pursuant to Section 5(a)(ii)) or resignation for Good Reason (pursuant to Section 5(a)(v)), then provided that the Executive’s termination of employment constitutes a “separation from service” as defined under Treas. Reg. Section 1.409A-1(h):

(i)

The Company shall pay/distribute the following severance payment (“Severance Payment”) to the Executive, or in the event of Executive’s death to Executive’s widow, if surviving, otherwise to his estate or legal representative: (a) an amount equal to his then Annual Base Salary for the remainder of the Initial Term or one year, whichever is greater (the “Severance Period”), payable over the Severance Period at the same time and in the same manner as such Annual Base Salary would have been paid if the Executive had remained in active employment until the end of the Severance Period in accordance with the Company’s normal payroll practices as in effect on the date of termination of the Executive’s employment and (b) an amount equal to the highest Annual Bonus paid to Executive during the preceding three (3) year period, or $550,000.00, whichever is greater, payable in a single installment within sixty (60) days of the Date of Termination. Notwithstanding the foregoing, if the Executive’s employment termination occurs (x) during any period when the Company is party to a binding agreement obligating the Company to enter into a transaction or series of transactions that, when consummated, will constitute a Change in Control or (y) on or within two years following the date of a Change in Control, then the Severance Payment shall be the greater of the amount of the Severance Payment determined in accordance with the immediately preceding sentence or an amount equal to the sum of (A) two (2) times the Base Rate of Pay as in effect immediately prior to the Date of Termination (disregarding any decrease in the Base Rate of Pay that provides a basis for Executive’s resignation for Good Reason) and (B) two (2) times the highest Annual Bonus paid to Executive during the preceding three (3) year period, which amount shall be paid in a single installment on the sixtieth (60th) day following the Date of Termination to the extent such payment does not result in the imposition of an excise tax under Section 409A of the Code and shall otherwise be paid as provided in this first sentence of this Section 6(a)(i).

(ii)	Executive shall be entitled to continue coverage under the Company’s group health plan as required by Section 4980B of the Code (“COBRA”) and the Company’s group life plan for the eighteen month period commencing on the Date of Termination. The Company shall pay Executive’s (and his eligible dependents) premiums under COBRA (except to the extent it results in a duplication of payments made to Executive under Section 6(a)(i) of this Agreement) until the earlier of (A) eighteen months following the Date of Termination or (B) the date the Executive becomes eligible for coverage under another group health plan (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section 6(a)(ii), the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Executive’s payment of COBRA premiums. Nothing in this Agreement shall deprive the Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(iii)	Notwithstanding the terms or conditions of the Equity Plan or any stock option or other award agreement between the Company and the Executive,

all granted and outstanding stock options and other stock-based awards, including but not limited to the Restricted Stock Units, shall become fully vested and exercisable as of the Date of Termination, and, to the extent exercisable, shall remain exercisable until the earlier to occur of (A) the expiration of such stock option or other award pursuant to its terms or (B) the expiration of 90 days following the Date of Termination.

(b) Release. Notwithstanding anything to the contrary in this Section 6, the Executive shall not be entitled to any severance payments or benefits under Section 6, unless the Executive, or in the case of Executive’s death, the Executive’s widow, if surviving, otherwise his estate executor or legal representative (or, alternatively, whomever is entitled to the severance payment set forth in Section 6(a)(i)) , executes and does not revoke the release of claims in substantially the form attached hereto as Exhibit B (and such release becomes effective and irrevocable) within thirty (30) days following the Date of Termination. Notwithstanding anything to the contrary in this Section 6, the payments due under Section 6(a)(i) shall be payable commencing on the Company’s first payroll date occurring on or after the 30th day following the Date of Termination (the “First Payroll Date”), and any amounts that would otherwise have been paid pursuant to such Section 6(a)(i) prior to the First Payroll Date shall be paid in a lump-sum on the First Payroll Date. To the extent that, in the event of Executive’s death, Florida law does not allow the Executive’s widow, if surviving, or his estate executor or legal representative (or, alternatively, whomever is entitled to the severance payment set forth in Section 6(a)(i)) to execute the release of claims, then the individual authorized under Florida law to release claims on behalf of a deceased individual, if any, shall execute the release of claims set forth above. If no person is authorized under Florida law, then this provision shall be waived.

(c) Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

(d) Mitigation of Damages. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amount payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced (except as provided in Section 6(a)(ii)) whether or not the Executive obtains other employment. Neither the Executive nor the Company shall be liable to the other party for any damages in addition to the amounts payable under Section 6 arising out of the termination of the Executive’s employment prior to the end of the Term (except as provided in Section 9).

7.	Restrictive Covenants.

(a) Non-Competition. The Term of Non-Competition shall be defined as the term beginning on the date hereof and continuing until the first anniversary of the Date of Termination; provided, however, that if the Executive’s employment is terminated by the Company, other than for Cause, or terminated by Executive for Good Reason as set forth in Section 5(a)(v), the term of Non-Competition shall expire upon the earlier of the first anniversary of the Date of Termination or the date that the Executive waives his entitlement to any further payments under Section 6, or the Date of Termination if no payments are to be made under Section 6. During the Term of Non-Competition, the Executive shall not, without the prior written consent of the Board, directly or indirectly engage in, or have any equity interest in, or manage, be employed or engaged by or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in, any business which competes with any business of the Company or any entity owned by it that is within 75 miles of any transmission site on which the Company or any entity owned by it operates a radio station at the Date of Termination, provided, however, that the Executive shall be permitted to acquire a stock interest in such a corporation provided such stock is publicly traded and the stock so acquired is not more than five percent (5%) of the outstanding shares of such corporation.

(b) Construction of this Section. In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

8.	Nondisclosure of Proprietary Information.

(a) Confidentiality. Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to subsection (c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b) Return of Materials. Upon termination of the Executive’s employment with Company for any reason and upon the Company’s request, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes and/or which contain proprietary information or trade secrets. Executive shall keep his cellular phone and phone number.

(c) Response to Legal Process. The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

(d) Certain Exclusions. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prohibit the Executive from reporting possible violations of Federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of State or Federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, the Company hereby notifies the Executive that, notwithstanding anything to the contrary herein: (a) the Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any Federal or State trade secret law (i) for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if the Executive files a lawsuit for retaliation by Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney, and may use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

9.	Injunctive Relief.

It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 7 and 8 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief.

10.	Binding on Successors.

This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company. The Executive may not assign the Executive’s rights or obligations under this Agreement other than the Executive’s rights to payments hereunder, which may only be assigned by will or the operation of the laws of descent and distribution.

11.	Governing Law.

This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Florida, without reference to the principles of conflicts of law of the State of Florida or any other jurisdiction, and where applicable, the laws of the United States. Executive agrees that any claim arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts of competent jurisdiction for Collier County, Florida. Executive consents to the personal jurisdiction of such courts and thereby waives: (a) any objection to jurisdiction or venue; or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts. Executive further acknowledges that Employee is executing this Agreement in the State of Florida.

12.	Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.	Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by overnight courier service or certified or registered mail, postage prepaid, as follows:

Beasley Broadcast Group, Inc. 3033 Riviera Drive, Suite 200 Naples, Florida 34103 Attn: Chief Executive Officer

With a copy to:	Beasley Broadcast Group, Inc. 3033 Riviera Drive, Suite 200 Naples, Florida 34103 Attn: General Counsel

If to the Executive, to his at the address set forth below under his signature; or at any other address as any party shall have specified by notice in writing to the other parties.

14.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15.	Entire Agreement.

The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. The parties agree that the Prior Employment Agreement is hereby terminated, and this Agreement replaces and supersedes the Prior Employment Agreement in its entirety.

16.	Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Chief Operating Officer. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

17.	No Inconsistent Actions.

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

18.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Collier County, Florida in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 7 or 8 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond. The fees and expense of the arbitrator shall be borne by the Company. The prevailing party in any action or arbitration proceeding hereunder shall be entitled to recover its reasonable attorney’s fees and costs from the other party.

19.	Claw-back.

All compensation received by Executive shall be subject to the provisions of any claw-back policy implemented by the Company to comply with applicable law, regulation or stock exchange rule, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

20.	Section 409A.

Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s separation from service with the Company, the Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to the Executive) until the date that is at least six (6) months following the Executive’s separation from service with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement. For purposes of Section 409A of the Code, the Executive’s right to receive any installment payments under this Agreement, including each payment made after a “separation from service,” will be considered as a right to receive a series of separate payments.

This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to Executive with respect to Section 409A Penalties.

Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be promptly made to the Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.

Additionally, in the event that following the date hereof the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

21.	Indemnification.

Company hereby indemnifies, holds harmless and agrees to defend Executive from and against any and all losses, claims, demands, damages, costs, expenses and liabilities including without limitation, reasonable attorneys’ fees and disbursements incurred in connection therewith as set forth in the By-laws of the Company.

22.	Survival.

The obligations, covenants, rights and remedies of the Parties under Sections 6 through 11, 13 and 18 through 22 shall expressly extend beyond and survive termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

Beasley Broadcast Group, Inc.

By:	/s/ Caroline Beasley
Name:	Caroline Beasley
Title:	Chief Executive Officer

THE EXECUTIVE

/s/ Brian E. Beasley
Name:	Brian E. Beasley

Exhibit A

General Release and Waiver

For and in consideration of the payments and other benefits due to Brian E. Beasley (the “Executive”) pursuant to Section 6 of the Executive Employment Agreement, dated as of [            ] __, 2017 (the “Employment Agreement”), by and between Beasley Broadcast Group, Inc. (the “Company”) and the Executive, and for other good and valuable consideration, the Executive hereby, for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, forever releases and discharges the Company, and any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from, and covenants not to sue for, any and all claims of any kind arising out of, or related to, Executive’s employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”) or the Executive’s separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Release. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, Florida Civil Rights Act, Fla. Stat. Sec. 760.01 et seq, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973 , as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.

The Executive has read this Release carefully, acknowledges that the Executive has been given at least twenty-one (21) days to consider all of its terms and has been advised to consult with an attorney and any other advisors of the Executive’s choice prior to executing this Release, and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. The Executive understands and acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive was already entitled. The Executive also understands that the Executive has a period of seven (7) days after signing this Release within which to revoke Executive’s agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Employment Agreement until the eighth (8th) day after the Executive’s signing of this Release without the Executive’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. Finally, the Executive has not been forced or pressured in any manner whatsoever to sign this Release, and the Executive agrees to all of its terms voluntarily. The Executive is advised that nothing in this Release prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the Age Discrimination in Employment Act, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by Federal law.

Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under Section 6 of the Employment Agreement or under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where the Executive’s compensation or benefits are intended to continue or the Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of the Executive’s termination; (ii) rights to indemnification, contribution or liability insurance coverage the Executive may have under the by-laws of the Company or applicable law. Furthermore, this Release does not release claims that cannot be released as a matter of law, and nothing in this Release prohibits the Executive from reporting possible violations of Federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of State or Federal law or regulation (including the right to receive an award for information provided to any such government agencies).

Sections 11, 13 and 18 of the Employment Agreement shall also apply to this Release. This Release is final and binding and may not be changed or modified except in a writing signed by both parties. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Release shall continue in full force and effect without said provision or portion of provision.

Date	BRIAN E. BEASLEY

Date	BEASLEY BROADCAST GROUP, INC.